Filed Pursuant to Rule 424(b)(3)
Registration No. 333-113710

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 1, 2004)

SUN HEALTHCARE GROUP, INC.
2,017,897 Shares of Common Stock

_____________________________

This prospectus supplement supplements the prospectus, dated April 1, 2004, relating to the resale of up to 2,017,897 shares of our common stock issuable by us upon exercise of warrants. We issued these warrants in a private placement on February 20, 2004 pursuant to an exemption from registration contained in Regulation D promulgated under the Securities Act of 1933. We will not receive any proceeds from the disposition of these shares or interests therein.

The information in this prospectus supplement supplements and amends the information contained in the table under the caption “Selling Securityholders” in the accompanying prospectus.

_____________________________

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 3 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and accompanying prospectus

_____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 5, 2007

    The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling securityholders as of December 31, 2006 and the number of shares which may be offered pursuant to this prospectus supplement and the accompanying prospectus for the account of each of the selling securityholders from time to time. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares, as well as any shares as to which the selling securityholder has the right to acquire beneficial interest within 60 days after December 31, 2006, through the exercise or conversion of any stock option, warrant or other right. To the best of our knowledge, none of the selling securityholders has had any position, office or other material relationship with us or any of our affiliates.

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Advantage Advisers Augusta Fund, L.L.C.(3) (4)	4,000	34,000	--	--
Amajac Capital Management, LLC.(5)	8,610	8,610	--	--
Atlas Equity I, Ltd.(6)	287,288	94,488	192,800	*
Blackmore Partners, LP(7)	3,350	3,350	--	--
Blackmore Wallace Partners, LP(8)	8,040	8,040	--	--
Bristol Investment Fund, Ltd.(9)	22,000	22,000	--	--
Cerberus Partners, L.P.(10)	1,102,362	314,960	787,402	--
Chad Cooper(4)	800	800	--	--
Crestview Capital Master, LLC(11)	438,439	438,439	--	--
Dunlap Capital Partners, L.P.(12)	91,918	15,748	76,170	*
Geduld Capital Partners, LLC (13)	6,000	6,000	--	--
HBK Master Fund L.P.(4)(14)	2,136,046	62,992	2,073,054	4.8%
Jefferies & Co., Inc.(15)	44,439	44,439
JMB Capital Partners, L.P.(16)	15,748	15,748	--	--
Langley Partners, L.P.(17)	15,748	15,748	--	--
LibertyView Funds LP(4)(18)	30,000	30,000	--	--

Selling Securityholder	Total Number of Shares Beneficially Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Number of Shares Beneficially Owned Following This Offering(1)	Percentage of Outstanding Shares Beneficially Owned Following This Offering(1)(2)
Mexana Ltd.(19)	40,000	40,000	--	--
Omicron Master Trust(20)	32,279	32,279	--	--
OTA, LLC(21)	239,638	239,638	--	--
Pali Capital, Inc.(22)	60,000	60,000	--	--
Portside Growth and Opportunity Fund(23)	31,496	31,496	--	--
Rockmore Investment Fund, Ltd.(24)	14,965	14,965	--	--
John C. Schroer	20,000	20,000
SDS Capital Group SPC, Ltd.(25)	31,496	31,496	--	--
Spectra Capital Management, LLC(4) (26)	12,598	12,598	--	--
Straus Partners LP(27)	23,622	23,622	--	--
Straus-Gept Partners LP(28)	15,748	15,748	--	--
Trust D for a Portion of the Assets of the Kodak Retirement Income Plan.(29)	20,000	20,000	--	--
Valor Capital Management, LP(30)	12,598	12,598	--	--
Warrant Strategies Fund LLC (31)	10,000	10,000	--	--
WPG - Farber Fund, L.P.(4) (32)	63,165	63,165	--	--
WPG - Farber Overseas, L.P.(4) (33)	4,188	4,188	--	--
WPG - Farber QP Fund, L.P.(4) (34)	22,929	22,929	--	--
Roth Capital Partners, LLC(35) (36)	247,813	247,813	--	--

--------------------

* Less than one percent (1%).

(1)
Assumes that each selling securityholder will sell all of the shares of common stock offered pursuant to this prospectus, but not any other shares of common stock beneficially owned by that selling securityholder.

(2)	Based upon a total number of shares of common stock outstanding as of December 21, 2006 of 42,881,195.

(3)	Philip J. Hempleman is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Advantage Advisers Augusta Fund, L.L.C.

(4)
This selling securityholder has identified itself as an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other person, whether directly or indirectly, to distribute such securities.

(5)
Jeffrey W. Priest, Managing Member of Amajac Capital Management, LLC, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Amajac Capital Management, LLC.

(6)
Dmitry Balyasny, President of Balyasny Asset Management, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Atlas Equity I, Ltd.

(7)
Jeffrey W. Priest, Managing Member of Amajac Capital Management, LLC, the General Partner of Blackmore Partners, LP, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Partners, LP.

(8)
Jeffrey W. Priest, Managing Member of Amajac Capital Management, LLC, the General Partner of Blackmore Wallace Partners, LP, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Blackmore Wallace Partners, LP.

(9)
Paul Kessler, the manager of Bristol Capital Advisors, LLC, the investment advisor to Bristol Investment Fund, Ltd., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of such shares.

(10)
Stephen Feinberg, in his capacity as the managing member of Cerberus Associates, L.L.C., the general partner of Cerberus Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Cerberus Partners, L.P.

(11)
Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

(12)
David A. Spiller, Managing Member of Dunlap Equity Management, LLC - General Partner of Dunlap Capital Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Dunlap Capital Partners, L.P.

(13)	Steven C. Geduld is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Geduld Capital Partners, LLC.

(14)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the shares held by HBK Master Fund L.P. pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. HBK Investments L.P. has delegated discretion to vote and dispose of such shares to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz and William E. Rose.

(15)
Joe Schenk is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Jefferies & Co., Inc. Jefferies & Co., Inc., has identified itself as a broker-dealer and, accordingly, is considered to be an underwriter under this prospectus supplement and accompanying prospectus.

(16)
Cyrus Hadidi, a General Partner of JMB Capital Partners, L.P., is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by JMB Capital Partners, L.P.

(17)	Jeffrey Thorp is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Langley Partners, L.P.

(18)	Michael Assante is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by LibertyView Funds LP.

(19)	Gerhard Meier is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Mexana Ltd.

(20)
Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus supplement as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(21)
Ira M. Leventhal is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by OTA, LLC. OTA, LLC has identified itself as a broker-dealer and, accordingly, is considered to be an underwriter under this prospectus supplement and accompanying prospectus.

(22)
Matthew Pilkington is the natural person who directly or indirectly alone or with others has power to vote or dispose of the securities owned by Pali Capital, Inc. Pali Capital, Inc. has identified itself as a broker-dealer and, accordingly, is considered to be an underwriter under this prospectus supplement and accompanying prospectus.

(23)
Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any of such shares of Portside and will receive no compensation whatsoever in connection with sales of such shares.

(24)
Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of December 28, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock owned by Rockmore Master Fund as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Maser Fund.

(25)	Steven P. Derby is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by SDS Capital Group SPC, Ltd.

(26)	Gregory I. Porges is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Spectra Capital Management, LLC.

(27)	Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus Partners LP.

(28)	Melville Straus is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Straus-Gept Partners LP.

(29)
Michael Assante of LibertyView Capital Management, the investment advisor to Trust D for a Portion of the Assets of the Kodak Retirement Income Plan, is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Trust D for a Portion of the Assets of the Kodak Retirement Income Plan.

(30)	John M. Kratky, III is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Valor Capital Management, LP.

(31)	Sean Molloy is the natural person who directly or indirectly alone or with others has the power to vote or dispose of the shares owned by Warrant Strategies Fund LLC.

(32)	Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber Fund, L.P.

(33)	Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber Overseas, L.P.

(34)	Gerald P. Farber is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by WPG - Farber QP Fund, L.P.

(35)	Gordon J. Roth is the natural person who directly or indirectly alone or with others has power to vote or dispose of the shares owned by Roth Capital Partners, LLC.

(36)	This selling securityholder has identified itself as a broker-dealer and, accordingly, is considered an underwriter under this prospectus supplement and the accompanying prospectus.